Exhibit 99.1

                  BELO REPORTS RESULTS FOR SECOND QUARTER 2005

    DALLAS, July 22 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) today reported net earnings per share for the second quarter of 2005 of $0.36. Net earnings per share in the second quarter of 2004 were $0.39, including a favorable settlement of a property tax matter in Providence of $2.5 million on a pre-tax basis, which equates to $1.5 million on an after-tax basis or $0.01 per share. Belo's consolidated revenue for the second quarter of 2005 was down 0.6 percent due to the expected absence of significant political revenue at Belo's television stations. Operating costs and expenses increased 2.3 percent versus the prior year. Consolidated earnings from operations and EBITDA decreased 9.2 percent and six percent, respectively.

    In the second quarter of 2005, had Belo expensed stock options, pro forma net earnings per share would have been $0.35 compared to the $0.36 reported today. Pro forma net earnings per share in the second quarter of 2004 would have been $0.37 compared to the reported net earnings per share of $0.39. The Company currently plans to begin expensing stock options in accordance with the new accounting rules in the first quarter of 2006.

    Second Quarter in Review
    Robert W. Decherd, Belo's chairman, president, and chief executive officer, said, "All in all, we were pleased with Belo's second quarter financial performance. Within the Newspaper Group, revenues for The Providence Journal and The Press-Enterprise increased by seven percent on a combined basis versus the prior year. Revenues at The Dallas Morning News improved significantly relative to the first quarter of 2005. Innovative new products launched by the Newspaper Group in late 2003 are well ahead of schedule and contributed significantly to Newspaper Group revenue growth. Collectively, these new products reported positive earnings from operations and EBITDA in the second quarter.

    "While Television Group results were affected by the anticipated decline in political revenues, initiatives implemented by Belo's sales teams offset much of the decline. Expenses increased minimally as we continue to manage controllable costs in a disciplined manner. And, the Company's strategy initiatives positively impacted Belo's second quarter financial results, as they did in the first quarter."

    Television Group revenue decreased 3.6 percent in the second quarter with a
4.1 percent decrease in spot revenues due to the absence of significant political revenue. Political revenues were $1.9 million in the second quarter of 2005 compared to $7.5 million in the second quarter of 2004. Local spot was down
0.2 percent and national spot was down 2.2 percent. Advertising revenues from Belo's Television Group Web sites were 41 percent greater than the second quarter of the prior year.

    Television Group operating costs and expenses increased one percent in the second quarter with a decrease in programming expense of 3.4 percent. Earnings from operations for the Television Group decreased 11 percent in the second quarter and segment EBITDA decreased 9.4 percent.

    Newspaper Group total revenue increased 2.5 percent in the second quarter of 2005, with flat revenues at The Dallas Morning News, a 4.8 percent increase at The Providence Journal and an increase of nine percent at The Press-Enterprise in Riverside. Advertising revenues for the Newspaper Group increased 2.7 percent compared with the second quarter of 2004. Excluding classified automotive revenue, which decreased 12.4 percent, advertising revenues would have increased about 4.4 percent. Revenues associated with the Newspaper Group's Web sites increased almost 40 percent in the second quarter.

    Newspaper Group retail and general advertising revenues decreased
1.7 percent and 11 percent, respectively, in the second quarter. Retail advertising was soft in Dallas and Providence and up in Riverside. Classified revenues were up 10 percent in the second quarter led by a 34 percent increase in classified real estate revenue and a 14 percent increase in classified employment revenue.

    The Newspaper Group's new products, principally Quick and al dia at The Dallas Morning News and the d at The Press-Enterprise in Riverside, grew impressively in the second quarter, generating $4.2 million of revenue, a 54 percent increase over revenue of $2.7 million in the second quarter of 2004. Expenses associated with the new products decreased from $4.6 million in the second quarter of 2004 to $3.9 million in the second quarter of 2005. Earnings from operations related to these new products were $254,000 in the second quarter of 2005 versus a $2.0 million loss in the second quarter of 2004. The second quarter of 2005 marked the first time that the new products contributed positive earnings from operations and EBITDA to Newspaper Group segment results.

    Newspaper Group operating costs and expenses increased 3.8 percent versus the second quarter of 2004 including $2.4 million in expense related to the implementation of the Circulation Review Team's initiatives at The Dallas Morning News and comparing to second quarter 2004 figures that included a property tax credit of $2.5 million recorded at The Providence Journal. Excluding these items, Newspaper Group operating costs increased less than one percent. Newsprint expense increased slightly with an eight percent increase in net cost per ton offset by a similar decrease in consumption. Newspaper Group earnings from operations and segment EBITDA decreased 2.3 percent and 2.5 percent, respectively, in the second quarter.

    Revenues in Belo's Other segment, consisting primarily of NorthWest Cable News and Texas Cable News ("TXCN"), decreased 17 percent and expenses decreased 30 percent in the second quarter of 2005 due to the refinement of TXCN's operations and programming. TXCN's contribution to Other segment EBITDA improved by more than $400,000 in the second quarter of 2005. Total Other segment EBITDA increased to $832,000 in the second quarter of 2005 from $149,000 in the second quarter of 2004. Earnings from operations also improved significantly in the second quarter to $226,000 compared with a loss of $611,000 in the second quarter of last year. The second quarter of 2005 marked the first time that the Other segment has recorded positive earnings from operations.

    Corporate operating costs and expenses in the second quarter of 2005 were
7.7 percent higher than the prior year due primarily to the allocation to the Corporate segment of interactive media expenses previously included in the Interactive Media segment.

    Belo's total depreciation and amortization expense decreased 2.6 percent in the second quarter of 2005 compared with the second quarter of 2004. Other income (expense), net improved significantly in the second quarter of 2005 due to the discontinuation in July 2004 of the cable news joint ventures with Time Warner in Charlotte, Houston and San Antonio.

    Long-term debt at June 30, 2005, was $1.16 billion, down $6 million from December 31, 2004. Capital spending in the second quarter was $9 million. The Company repurchased more than 1.4 million shares in the second quarter for a total of $34 million. This share count is about 1.2 million shares more than options exercised. Year to date, the Company has repurchased 2.3 million shares,
1.8 million shares more than stock options exercised.

    Interest expense decreased $333,000, or 1.5 percent, in the second quarter, due mostly to lower debt levels versus the prior year. Belo's leverage ratio, as defined in the Company's bank agreement, was 2.5 times at June 30, 2005.

    Non-GAAP Financial Measures
    A reconciliation of Consolidated EBITDA to net earnings is set forth in an exhibit to this release.

    Third Quarter 2005 Outlook
    Regarding Belo's outlook for the third quarter of 2005, Dennis Williamson, senior corporate vice president and chief financial officer, said, "In the third quarter of 2005, Belo will cycle against special charges recorded in the third quarter of 2004, which total $0.22 per share. The Company incurred a charge related to the circulation overstatement at The Dallas Morning News of $24.0 million on a pre-tax basis, which equates to $14.9 million on an after-tax basis or $0.13 per share. The Company also recorded a charge related to discontinuing the Belo/Time Warner cable news joint ventures of $11.7 million on a pre-tax basis, which equates to $7.5 million on an after-tax basis or $0.06 per share. Finally, the Company recorded a charge for severance costs resulting from a Company-wide reduction-in-force of $5.8 million on a pre-tax basis, which equates to $3.6 million on an after-tax basis or $0.03 per share.

    "The charges associated with the circulation overstatement and the reduction-in-force will affect revenue and expense comparisons in the third quarter. The charge associated with the discontinuation of the cable news joint ventures was recorded in Other income (expense), below the earnings from operations line.

    "Belo's Television Group generated $22 million of political and Olympics revenue in the third quarter of 2004. We currently expect only about $500,000 of political revenue in the third quarter of 2005 and there will be no Olympics revenue. In July, Television Group spot revenues, including political, are pacing down six to seven percent. For the third quarter overall, we expect Television Group spot revenue to be down in the mid-to-high single digits with spot revenue, excluding political, close to flat with last year. In addition, revenues associated with the Television Group's Web sites should increase from $2.3 million in the third quarter of 2004 to approximately $3.3 million this year.

    "Belo's Newspaper Group revenues will fluctuate month to month in the third quarter due to the number of Sundays in each month versus the prior year. July 2005 has one more Sunday than last year, August 2005 has one less Sunday and September 2005 has one more Sunday. For the third quarter overall, we gain one Sunday versus the third quarter of 2004.

     "Total revenue for the Newspaper Group will compare to a third quarter 2004 figure that was reduced by $19.6 million as a result of the circulation overstatement charge. Total revenue comparisons will also be affected by approximately $4 million of incremental revenue in the third quarter of 2005 associated with implementing Morning News Circulation Review Team initiatives. Advertising revenue comparisons are not affected by these items.

    "We currently expect Newspaper Group advertising revenues to increase in the mid-single digits in the third quarter with ad revenues up low-to-mid single digits at The Dallas Morning News, mid-single digits at The Providence Journal and high-single digits at The Press-Enterprise.

    "Operating costs and expenses comparisons will be favorably affected by the charges related to the circulation overstatement and the reduction-in-force. Third quarter 2004 expenses include $4.4 million related to the circulation overstatement and $5.8 million related to the reduction-in-force. The implementation of The Dallas Morning News Circulation Review Team initiatives will increase third quarter 2005 expenses by about $6 million. On a reported basis, which considers all of these items, the Company expects to report an increase of about four percent in operating costs and expenses in the third quarter of 2005. Advertising and promotion expense should be significantly higher to support incremental marketing initiatives in key Belo markets. Other sales-related costs, including direct marketing for newspaper subscription sales and television advertiser incentive costs, will be higher in the third quarter of 2005. The Company currently expects newsprint expense to increase more than 10 percent with consumption close to flat with the third quarter of 2004. Programming expense should decrease about five percent.

    "Belo's total depreciation and amortization expense in the third quarter is expected to be about three percent higher than last year. Interest expense should decrease about two percent. The effective tax rate for the third quarter should be close to the second quarter 2005 rate of 38 percent."

    Belo continues to expect earnings per share for full-year 2005 to be in the range of $1.17 to $1.24 per share. While analysts' full-year estimates are within this range, the Company believes second half estimates may currently be weighted too heavily toward the third quarter. Belo will provide information on operating trends in its monthly statistical reports.

    About Belo
    Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,600 employees and $1.5 billion in annual revenues, Belo operates in some of America's most dynamic markets in Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo's daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, affluent populations and the fast-growing Hispanic market, including Quick and al dia in Dallas/Fort Worth, and the d, El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at http://www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

    Statements in this communication concerning Belo's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings or other financial and non-financial items that are not historical facts, are "forward-looking statements" as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

    Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership, and audits and related actions (including the censure of The Dallas Morning News) by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo's other public disclosures, and filings with the Securities and Exchange Commission ("SEC") including the Annual Report on Form 10-K.

Consolidated Statements of Earnings
BELO

                                       Three months ended           Six months ended
                                            June 30,                    June 30,
In thousands, except per share      ------------------------    ------------------------
 amounts (unaudited)                   2005          2004          2005          2004
--------------------------------    ----------    ----------    ----------    ----------
Net Operating Revenues              $  388,810    $  391,146    $  735,496    $  742,434

Operating Costs and Expenses
  Salaries, wages and employee
   benefits                            136,748       138,537       272,206       276,861
  Other production,
   distribution and operating
   costs                               103,572        94,660       198,631       187,609
  Newsprint, ink and other
   supplies                             34,853        34,646        66,958        67,375
  Depreciation                          22,214        22,825        44,246        46,411
  Amortization                           2,087         2,119         4,206         4,238
    Total operating costs and
     expenses                          299,474       292,787       586,247       582,494

    Earnings from operations            89,336        98,359       149,249       159,940

Other income and expense
  Interest expense                     (22,219)      (22,552)      (44,512)      (45,212)
  Other income (expense), net              485        (1,925)          841        (4,818)
    Total other income and
     expense                           (21,734)      (24,477)      (43,671)      (50,030)

Earnings
  Earnings before income taxes          67,602        73,882       105,578       109,910
  Income taxes                          25,682        28,325        39,957        42,079

    Net earnings                    $   41,920    $   45,557    $   65,621    $   67,831

Net earnings per share
  Basic                             $      .37    $      .40    $      .58    $      .59
  Diluted                           $      .36    $      .39    $      .57    $      .57

Average shares outstanding
  Basic                                113,308       115,231       113,740       115,287
  Diluted                              114,915       118,066       115,365       118,104

Cash dividends declared per
 share                              $     0.10    $    0.095    $     0.20    $     0.19

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Consolidated Condensed Balance Sheets
BELO

                                           June 30,     December 31,
In thousands                                 2005           2004
-------------------------------------    -----------    ------------
Assets
  Current assets
    Cash and temporary cash
     investments                         $    28,139    $     28,610
    Accounts receivable, net                 250,303         245,077
    Other current assets                      65,694          68,806
  Total current assets                       344,136         342,493

  Property, plant and equipment, net         508,216         536,321
  Intangible assets, net                   2,592,692       2,597,026
  Other assets                               113,799         112,160

Total assets                             $ 3,558,843    $  3,588,000

Liabilities and Shareholders' Equity
  Current liabilities
    Accounts payable                     $    55,684    $     75,860
    Accrued expenses                          96,340         100,686
    Other current liabilities                 63,628          62,065
  Total current liabilities                  215,652         238,611

    Long-term debt                         1,164,500       1,170,150
    Deferred income taxes                    450,747         451,658
    Other liabilities                         96,065          97,929
    Total shareholders' equity             1,631,879       1,629,652

Total liabilities and shareholders'
 equity                                  $ 3,558,843    $  3,588,000

Note: Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Industry Segment Information
BELO
In thousands (unaudited)

                                   Three months ended June 30, 2005
               --------------------------------------------------------------------------
                                   Net         Operating       Earnings      Depreciation
                 Segment        Operating      Costs and     (Loss) from         and
                EBITDA (1)       Revenues       Expenses      Operations     Amortization
               ------------    ------------   ------------   ------------    ------------
Television
 Group         $     75,375    $    177,745   $    113,016   $     64,729    $     10,646
Newspaper
 Group               52,434         207,013        165,592         41,421          11,013
Other                   832           4,052          3,826            226             606
Corporate           (15,004)            ---         17,040        (17,040)          2,036
                               $    388,810   $    299,474   $     89,336    $     24,301

                                  Three months ended June 30, 2004 (2)
               --------------------------------------------------------------------------
                                   Net         Operating       Earnings      Depreciation
                 Segment        Operating      Costs and     (Loss) from         and
                EBITDA (1)       Revenues       Expenses      Operations     Amortization
               ------------    ------------   ------------   ------------    ------------
Television
 Group         $     83,230    $    184,288   $    111,908   $     72,380    $     10,850
Newspaper
 Group               53,753         201,966        159,559         42,407          11,346
Other                   149           4,892          5,503           (611)            760
Corporate           (13,829)            ---         15,817        (15,817)          1,988
                               $    391,146   $    292,787   $     98,359    $     24,944

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Belo's management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment's earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company's operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Note 2: During the first quarter of 2005, the Company integrated its interactive media businesses and Web sites into their legacy operating companies. As a result, the Company has reclassified the 2004 Interactive Media segment amounts to conform to current year presentation.

Industry Segment Information
BELO
In thousands (unaudited)

                                     Six months ended June 30, 2005
               --------------------------------------------------------------------------
                                   Net         Operating       Earnings      Depreciation
                 Segment        Operating      Costs and     (Loss) from         and
                EBITDA (1)       Revenues       Expenses      Operations     Amortization
               ------------    ------------   ------------   ------------    ------------
Television
 Group         $    133,129    $    333,826   $    221,899   $    111,927    $     21,202
Newspaper
 Group               93,406         393,897        322,381         71,516          21,890
Other                 1,308           7,773          7,694             79           1,229
Corporate           (30,142)            ---         34,273        (34,273)          4,131
                               $    735,496   $    586,247   $    149,249    $     48,452

                                    Six months ended June 30, 2004 (2)
               --------------------------------------------------------------------------
                                   Net         Operating       Earnings      Depreciation
                 Segment        Operating      Costs and     (Loss) from         and
                EBITDA (1)       Revenues       Expenses      Operations     Amortization
               ------------    ------------   ------------   ------------    ------------
Television
 Group         $    142,726    $    343,185   $    222,539   $    120,646    $     22,080
Newspaper
 Group               93,591         389,572        319,208         70,364          23,227
Other                   239           9,677         10,846         (1,169)          1,408
Corporate           (25,967)            ---         29,901        (29,901)          3,934
                               $    742,434   $    582,494   $    159,940    $     50,649

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Belo's management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment's earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company's operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Note 2: During the first quarter of 2005, the Company integrated its interactive media businesses and Web sites into their legacy operating companies. As a result, the Company has reclassified the 2004 Interactive Media segment amounts to conform to current year presentation.

Reconciliation of Consolidated EBITDA
BELO
In thousands (unaudited)

                                            Three months ended
                                                 June 30,
                                         -------------------------
                                             2005          2004
                                         -----------   -----------
Consolidated EBITDA (1)                  $   114,122   $   121,378
Depreciation and Amortization                (24,301)      (24,944)
Interest Expense                             (22,219)      (22,552)
Income Taxes                                 (25,682)      (28,325)
Net Earnings                             $    41,920   $    45,557

                                             Six months ended
                                                 June 30,
                                         -------------------------
                                             2005          2004
                                         -----------   -----------
Consolidated EBITDA (1)                  $   198,542   $   205,771
Depreciation and Amortization                (48,452)      (50,649)
Interest Expense                             (44,512)      (45,212)
Income Taxes                                 (39,957)      (42,079)
Net Earnings                             $    65,621   $    67,831

Note 1: The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA is not a measure of financial performance under GAAP. Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining consolidated performance targets and performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. Consolidated EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance.

Belo Corp.
Guidance as of 7/22/05

Item                                       Guidance
--------------------------------------     --------------------------------
THIRD QUARTER 2005
Newspaper Group
Newspaper Group advertising revenue        Expected to increase in the
                                           mid-single digits

The Dallas Morning News advertising        Expected to increase in the
revenue                                    low-to-mid single digits

The Providence Journal advertising         Expected to increase in the
revenue                                    mid-single digits

The Press-Enterprise advertising           Expected to increase in the
revenue                                    high-single digits

Television Group                           Expected to decrease in the
Television Group spot revenue              mid-to-high single digits

Spot revenue excluding political           Expected to be close to flat
Political revenue                          Approximately $500,000

Other Items
Total operating costs and expenses         Expected to increase about
                                           four percent

Depreciation and amortization expense      Expected to be about three
                                           percent higher

Interest expense                           Expected to decrease about
                                           two percent

Effective tax rate                         Expected to be about
                                           38 percent

FULL-YEAR 2005
Earnings per share                         Expected to be in the range
                                           of $1.17 to $1.24

SOURCE  Belo Corp.
    -0-                             07/22/2005
    /CONTACT: Carey Hendrickson, vice president-Investor Relations & Corporate Communications of Belo Corp., +1-214-977-6626/
    /First Call Analyst: Carey Hendrickson /
    /Web site:  http://www.belo.com /